Exhibit 10.3

EXECUTION COPY

$450,000,000 CREDIT AGREEMENT

Dated as of December 28, 2004

among

LANDRY’S RESTAURANTS, INC.,

as Borrower,

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

INITIAL SWING LINE BANK NAMED HEREIN,

as Initial Lenders, Initial Issuing Bank and Initial Swing Line Bank,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

BANK OF AMERICA, N.A.

and

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agents

and

THE BANK OF NOVA SCOTIA

and

BRANCH BANKING AND TRUST COMPANY,

as Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC,

BANC OF AMERICA SECURITIES LLC

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

Landry’s Restaurants Credit Agreement

Landry’s Restaurants Credit Agreement

Landry’s Restaurants Credit Agreement

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(s)	-	Existing Debt
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Liens
Schedule 4.01(v)	-	Owned Real Property
Schedule 4.01(w)(i)	-	Owned Real Property (Lessee)
Schedule 4.01(w)(ii)	-	Owned Real Property (Lessor)
Schedule 4.01(x)	-	Investments
Schedule 4.01(y)	-	Intellectual Property
Schedule 4.01(z)	-	Material Contracts

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Notice of Swing Line Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Guaranty
Exhibit F	-	Form of Solvency Certificate for the Borrower
Exhibit G-1	-	Form of Opinion of Counsel to the Loan Parties
Exhibit G-2	-	Form of Opinion of Local Counsel to the Loan Parties
Exhibit G-3	-	Form of Opinion of General Counsel of the Borrower
Exhibit H	-	Form of Mortgage

Landry’s Restaurants Credit Agreement

iii

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of December 28, 2004 among LANDRY’S RESTAURANTS, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), the bank listed on the signature pages hereof as the Initial Issuing Bank (in such capacity, the “Initial Issuing Bank”), the bank listed on the signature pages hereof as the Initial Swing Line Bank (in such capacity, the “Initial Swing Line Bank” and, together with the Initial Lenders and the Initial Issuing Bank, the “Initial Lender Parties”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), Wachovia, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), BANK OF AMERICA, N.A. and DEUTSCHE BANK SECURITIES INC., as syndication agents (in such capacity, the “Syndication Agents”), THE BANK OF NOVA SCOTIA and BRANCH BANKING AND TRUST COMPANY, as documentation agents (in such capacity, the “Documentation Agents”), and WACHOVIA CAPITAL MARKETS, LLC (“WCM”), BANC OF AMERICA SECURITIES LLC and DEUTSCHE BANK SECURITIES INC., as joint bookrunners and joint lead arrangers (in such capacities, collectively, the “Arrangers”).

PRELIMINARY STATEMENTS:

(1) The Borrower desires to obtain from the Lender Parties (such capitalized term, and all other capitalized terms used in these Preliminary Statements without definition, to have the meanings specified in Section 1.01 below) financings (collectively, the “Financings”) in an aggregate principal amount of $450,000,000, comprised of (a) $150,000,000 in a 6-year senior secured term loan facility, and (b) up to $300,000,000 in a 5-year senior secured revolving facility, the proceeds of each of which, together with the proceeds of the Senior Notes (as defined below) to be issued by the Borrower on the Closing Date, will be used for (i) the refinancing (the “Refinancing”) in full on the Closing Date of all indebtedness outstanding under the Borrower’s 5.47% senior notes due 2009, 5.84% senior notes due 2010, 6.05% senior notes due 2011 and 6.44% senior notes due 2013, and under the Second Amended and Restated Credit Agreement dated as of October 14, 2003, by and among the Borrower, Bank of America, N.A., as administrative agent thereunder, and the other financial institutions party thereto, as amended, except for letters of credit issued and outstanding thereunder (collectively, the “Existing Letters of Credit”) (collectively, all such indebtedness subject to the Refinancing, the “Specified Existing Indebtedness”), (ii) the funding of up to $300,000,000 at any one time of investments in Unrestricted Subsidiaries identified by the Borrower to the Administrative Agent (the “Unrestricted Subsidiary Funding”) and (iii) in the case of such revolving facility, from and after the Closing Date, working capital and other corporate purposes of the Borrower and its Subsidiaries.

(2) The Lender Parties have indicated their willingness to provide the Financings, including to deem all Existing Letters of Credit to be Letters of Credit issued under and governed by the terms and conditions of this Agreement, but only on and subject to the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to the Guaranties.

Landry’s Restaurants Credit Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts” has the meaning specified in Section 9-102 of the UCC.

“Additional Senior Notes” has the meaning specified in Section 5.02(b)(iii).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at 301 South College Street, Charlotte, North Carolina, 28288, Attention: Agency Services, and designated by the Administrative Agent to the Lender Parties as the “Administrative Agent’s Account” or such other account for such purpose as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a Term Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to all obligations thereunder (including the amount of any termination payments that would payable on such date if the Hedge Agreement were terminated).

“Agents” means the Administrative Agent and the Collateral Agent.

Landry’s Restaurants Credit Agreement

“Applicable Commitment Fee Percentage” means, with respect to commitment fees payable pursuant to Section 2.08(a), (a) until the second Business Day after the date on which the Administrative Agent receives the financial statements (together with the applicable schedule and certificates) of the Borrower for the fiscal year ended December 31, 2004 pursuant to Section 5.03(b), 0.350% per annum, and (b) thereafter, the percentage per annum set forth below, as determined by reference to the Leverage Ratio as set forth in the most recent financial statements (together with the applicable schedule and certificates) of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable:

Leverage Ratio	Commitment Fee
Level 1	0.375%
4.5:1.0 or higher

Level 2	0.350%
lower than 4.5:1.0 but equal to or higher than 4.0:1.0

Level 3	0.300%
lower than 4.0:1.0 but equal to or higher than 3.5:1.0

Level 4	0.250%
lower than 3.5:1.0 but equal to or higher than 3.0:1.0

Level 5	0.200%
lower than 3.0:1.0

Any increase or decrease in the Applicable Commitment Fee Percentage resulting from a change in the Leverage Ratio shall become effective as of the second Business Day after the date the financial statements (together with the applicable schedule and certificates) of the Borrower are delivered pursuant to Section 5.03(b) or (c), as applicable; provided, however, that in the event that the Borrower fails to timely provide the financial statements (together with the applicable schedule and certificates) pursuant to Section 5.03(b) or (c), as applicable, the Applicable Commitment Fee Percentage at Level 1 shall apply as of the first Business Day after the date on which such financial statements (together with the applicable schedule and certificates) were required to have been delivered until the actual delivery of such financial statements (together with the applicable schedule and certificates).

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

Landry’s Restaurants Credit Agreement

“Applicable Margin” means, in respect of (a) the Term Facility, (i) 0.75% per annum for Base Rate Advances and (ii) 1.75% per annum for Eurodollar Rate Advances, and (b) the Revolving Credit Facility, (i) until the second Business Day after the date on which the Administrative Agent receives the financial statements (together with the applicable schedule and certificates) of the Borrower for the fiscal year ended December 31, 2004 pursuant to Section 5.03(b), (A) 0.75% per annum for Base Rate Advances and (B) 1.75% per annum for Eurodollar Rate Advances, and (ii) thereafter, the percentage per annum set forth below, as determined by reference to the Leverage Ratio as set forth in the most recent financial statements (together with the applicable schedule and certificates) of the Borrower delivered pursuant to Section 5.03(b) or (c), as applicable:

Leverage Ratio	Revolving Credit Facility
	Base Rate Advances	Eurodollar Rate Advances
Level 1	1.00%	2.00%
4.5:1.0 or higher

Level 2	0.75%	1.75%
lower than 4.5:1.0 but equal to or higher than 4.0:1.0

Level 3	0.50%	1.50%
lower than 4.0:1.0 but equal to or higher than 3.5:1.0

Level 4	0.25%	1.25%
lower than 3.5:1.0 but equal to or higher than 3.0:1.0

Level 5	0.00%	1.00%
lower than 3.0:1.0

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the second Business Day after the date the financial statements (together with the applicable schedule and certificates) of the Borrower are delivered pursuant to Section 5.03(b) or (c), as applicable; provided, however, that in the event that the Borrower fails to timely provide the financial statements (together with the applicable schedule and certificates) pursuant to Section 5.03(b) or (c), as applicable, the Applicable Margin at Level 1 shall apply as of the first Business Day after the date on which such financial statements (together with the applicable schedule and certificates) were required to have been delivered until the actual delivery of such financial statements (together with the applicable schedule and certificates).

“Appropriate Lender” means, at any time, with respect to (a) any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) any Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

Landry’s Restaurants Credit Agreement

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto or as otherwise approved by the Administrative Agent.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title II, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest established by Wachovia in Charlotte, North Carolina, from time to time, as its prime rate for dollars loaned in the United States of America; and

(b) ½ of 1% per annum above the Federal Funds Rate.

The Base Rate is an index rate and is not necessarily intended to be the lowest or best rate of interest charged to other customers in connection with extensions of credit or to other banks.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with the Administrative Agent at its office at 301 South College Street, Charlotte, North Carolina, 28288, and designated between the Borrower and the Administrative Agent as the “Borrower’s Account”, or such other account for such purpose as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a Term Borrowing or a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) as determined in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

Landry’s Restaurants Credit Agreement

“Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 360 days from the date of acquisition; (c) certificates of deposit and time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250,000,000 and outstanding debt which is rated “A-3” or “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having a rating of “P-1” or better from Moody’s or “A-1” or better from S&P and in each case maturing within six months after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert other than the Permitted Holder shall have acquired beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the Borrower; or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24 month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or (c) any Person or two or more Persons acting in concert other than the Permitted Holder shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of control over Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 40% or more of the combined voting power of all Voting Interests of the Borrower; or (d) the occurrence of a “change of control” or “change in control” or similar occurrence as defined in the Senior Notes Indenture or any other material debt instruments of the Borrower or any of its Restricted Subsidiaries.

“Closing Date” means the first date on or prior to December 31, 2004 on which the conditions set forth in Article III shall have been satisfied.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

Landry’s Restaurants Credit Agreement

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j) or (k), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential or is known by the Lender Parties to be material non-public information, but does not include any such information that is or becomes generally available to the public or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Adjusted Net Income” means, for any period, Consolidated Net Income for such period, plus non-cash charges associated with asset impairments and asset write-downs, in each case, which were deducted in determining Consolidated Net Income for such period.

“Consolidated Net Income” and “Consolidated Net Loss” means, respectively, for any period, the aggregate net income or loss from continuing operations of the Borrower and its Restricted Subsidiaries on a Consolidated basis, in each case as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” of any Person means, as of any date, all amounts that would be shown as assets on a Consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary

Landry’s Restaurants Credit Agreement

obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all indebtedness of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letters of credit or other similar arrangements or credit support facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations (other than Contingent Obligations with respect to underlying payment obligations for leases and other obligations that are incurred in the ordinary course of business and are otherwise not prohibited by the terms of this Agreement) and Off-Balance Sheet Obligations of such Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulting Lender” has the meaning specified in Section 2.15.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after December 28, 2010. Notwithstanding the preceding sentence, any capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such

Landry’s Restaurants Credit Agreement

capital stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such capital stock provide that the Borrower may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.02. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after December 28, 2010.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, the sum of (without duplication) (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period plus (b) the sum of (i) interest expense and yield maintenance amounts or make-whole payments related to Specified Existing Indebtedness, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) non-cash items, in each case, which were deducted in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Borrower and its Restricted Subsidiaries on a Consolidated basis for such period minus (c) to the extent included in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Borrower and its Restricted Subsidiaries on a Consolidated basis for such period, (i) non-cash gains, (ii) gains or losses arising from asset dispositions not in the ordinary course of business and (iii) non-cash gains or losses under Hedge Agreements. The historical EBITDA for the relevant measurement period of entities (A) that are acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date as permitted under the Loan Documents will be included in the calculation of EBITDA and (B) that are disposed of by the Borrower or any of its Restricted Subsidiaries after the Closing Date, in each case, will be excluded in the calculation of EBITDA; provided that, in the case of entities that are acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date, the Administrative Agent and the Lenders are furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent and the Required Lenders, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent and the Required Lenders, of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Borrower has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses), reasonably satisfactory to the Administrative Agent and the Required Lenders in all respects, confirming such historical results.

“EBITDAR” means, for any period, an amount equal to (a) EBITDA of the Borrower and its Restricted Subsidiaries on a Consolidated basis for such period plus (b) rentals under leases of real or personal, or mixed, property of the Borrower and its Restricted Subsidiaries, which were deducted in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Borrower and its Restricted Subsidiaries on a Consolidated basis for such period.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) a commercial bank organized under the laws of the United States, or any State thereof,

Landry’s Restaurants Credit Agreement

and having total assets in excess of $5 billion, (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course and having total assets in excess of $100,000,000 and (f) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks and the Swing Line Banks, and (iii) the Borrower (which approval not to be unreasonably withheld or delayed); provided that the Borrower shall not have any approval rights in connection with any of the foregoing (x) if an Event of Default shall have occurred and be continuing or (y) to the extent determined by the Administrative Agent to be reasonably necessary to achieve a successful initial syndication of the Commitments hereunder. Notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) unless the applicable 30-day notice requirement with respect to such event has been waived by the PBGC, (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan or (ii) the requirements of

Landry’s Restaurants Credit Agreement

Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) or as soon thereafter as possible, two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) or as soon thereafter as possible, two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), or (ii) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered Dollar deposits at or about 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein and in the amount requested to be outstanding, by, in each case, (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

Landry’s Restaurants Credit Agreement

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period commencing with the Fiscal Year ending December 31, 2005, an amount (if positive) equal to (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period minus (b) the sum, without duplication, of the cash amounts expended during such period for (i) expenditures made in connection with any acquisition permitted under Section 5.02(f)(v) and to the extent not funded by Debt or equity, (ii) Investments made under other clauses of Section 5.02(f) to the extent not funded by Debt or equity, (iii) Restricted Payments made under Section 5.02(g), (iv) Capital Expenditures, (v) interest expense payable in cash, (vi) taxes paid in cash during such period with respect to income of the Borrower and its Restricted Subsidiaries on a Consolidated basis, and (vii) regularly scheduled and optional repayments or optional prepayments made with respect to principal on outstanding Debt (other than revolving Debt), as the case may be, of the Borrower and its Restricted Subsidiaries, plus or minus, as the case may be, any changes in working capital of the Borrower and its Restricted Subsidiaries for such period.

“Existing Debt” means Debt of the Borrower and its Restricted Subsidiaries outstanding immediately before the occurrence of the Closing Date.

“Existing Issuing Bank” means Bank of America, N.A. in its capacity as an issuing bank with respect to the Existing Letters of Credit.

“Existing Letters of Credit” has the meaning specified in the Preliminary Statements.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation and casualty awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement, but in any event excluding any tax refund; provided, however, that, so long as no Event of Default has occurred and is continuing, an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) do not exceed, individually or in the aggregate, $15,000,000 or (b) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of the Loan Documents.

Landry’s Restaurants Credit Agreement

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated December 6, 2004, between the Borrower, the Administrative Agent and WCM, as amended from time to time in accordance with the terms thereof.

“Financings” has the meaning specified in the Preliminary Statements.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Restricted Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) the difference of (i) Consolidated EBITDAR minus (ii) the difference, if positive, of (A) Capital Expenditures minus (B) an amount equal to Maintenance Capital Expenditures, to (b) the sum of (i) cash interest expense, (ii) cash income taxes paid, (iii) scheduled amortization payments and (iv) rentals payable under leases of real or personal, or mixed, property, in each case, of or by the Borrower and its Restricted Subsidiaries during the period of the four consecutive fiscal quarters of the Borrower then most recently ended, which were deducted in determining Consolidated Net Income or Consolidated Net Loss, as the case may be, of the Borrower and its Restricted Subsidiaries on a Consolidated basis for such period; provided that when calculating the Fixed Charge Coverage Ratio, the interest expense in clause (b)(i) above shall be equal to (i) for the period ending March 31, 2005, the interest expense for the fiscal quarter ending March 31, 2005 multiplied by four, (ii) for the period ending June 30, 2005, the interest expense calculated for the two fiscal quarters ending June 30, 2005 multiplied by two, and (iii) for the period ending September 30, 2005, the interest expense for the three fiscal quarters ending September 30, 2005 multiplied by one and one-third.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” of any Person means Debt in respect of the Loan Documents and the Senior Notes, in the case of the Borrower, and all other Debt for Borrowed Money of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” has the meaning specified in Section 1.03.

Landry’s Restaurants Credit Agreement

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 8.07(k).

“Guarantors” means the Restricted Subsidiaries of the Borrower.

“Guaranties” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit E, together with each guaranty and guaranty supplement delivered pursuant to Section 5.01(j) or (k).

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate, commodity or currency swap, cap or collar agreements, future or option contracts and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Hedge Bank” means any Lender Party or Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement and any counterparty to such Secured Hedge Agreement that was a Lender Party or Affiliate of a Lender Party at the time such Secured Hedge Agreement was entered into.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means the Confidential Information Memorandum dated December, 2004 used by the Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank”, “Initial Swing Line Bank”, “Initial Lender Parties” and “Initial Lenders” each has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, by which its benefit liabilities, as defined in Section 4001(a)(16) of ERISA, determined using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Plan, exceeds the fair market value of such Plan’s assets.

Landry’s Restaurants Credit Agreement

“Intellectual Property Security Agreement” has the meaning specified in Section 3.01(a)(iii).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(c) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(d) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(e) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(f) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” has the meaning specified in Section 9-102 of the UCC.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and, insofar as the Existing Letters of Credit are concerned, the Existing Issuing Bank, and any Eligible Assignee to which the Letter of

Landry’s Restaurants Credit Agreement

Credit Commitment hereunder has been assigned by the Initial Issuing Bank or the Existing Issuing Bank pursuant to Section 8.07, if any, so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Existing Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Collateral Account” has the meaning specified in the Security Agreement.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(ii).

“Lender Party” means any Lender, Swing Line Bank or Issuing Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into an Assignment and Acceptance, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(c).

“Leverage Ratio” means, at any date of determination, the ratio of (a) total Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of the four consecutive fiscal quarters of the Borrower then most recently ended; provided that for purposes of determining the Leverage Ratio at any date, (i) any Contingent Obligation of the Borrower or any of its Restricted Subsidiaries with respect to any letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries shall be excluded from the calculation of the total Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries and (ii) such Debt for Borrowed Money shall include, with respect to any entities acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date as permitted under the Loan Documents, the Debt for Borrowed Money of such entities as of the date of determination.

Landry’s Restaurants Credit Agreement

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Guaranties, (e) the Fee Letter, (f) each Letter of Credit Agreement, and (g) any certificate, letter or other document executed in connection herewith or therewith or pursuant hereto or thereto, excluding, in each case, any Secured Hedge Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Maintenance Capital Expenditures” means the product of $50,000 multiplied by the number of restaurants in operation by the Borrower and its Restricted Subsidiaries at the time of measurement.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower and its Restricted Subsidiaries, taken as a whole or any event, condition or state of facts that would reasonably be expected to have such a material adverse change.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition, assets or liabilities of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to any Loan Documents or any document related thereto to perform its obligations thereunder or (c) the validity or enforceability of any Loan Documents or the rights and remedies of the Lender Parties.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” has the meaning specified in Section 5.01(r)(i).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

Landry’s Restaurants Credit Agreement

“Net Cash Proceeds” means, with respect to (a) any sale, lease, transfer or other disposition of any asset, (b) the incurrence or issuance of any Debt, (c) the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, or (d) any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, commissions, costs and expenses directly relating to such transaction, (ii) the amount of taxes payable in connection with or as a result of such transaction and (iii) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (ii) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Restricted Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Loan Party’s or such Restricted Subsidiary’s reasonable estimate of such taxes, other than taxes for which such Loan Party or such Restricted Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder; provided further that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds shall not include any cash receipts from any transaction described in clause (a) above to the extent the proceeds of such cash receipts (individually or in the aggregate) shall not exceed $1,000,000.

“Non-Consenting Lender” has the meaning specified in Section 2.10(f).

“Note” means a Term Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(c).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(c).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Loan Party under any and all of the Loan Documents, (a) the obligation to pay principal, interest, Letter of Credit commissions, reimbursement amounts, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

Landry’s Restaurants Credit Agreement

“Off Balance Sheet Obligation” means, with respect to any Person, any obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such obligations would give rise to a claim against such Person in a proceeding referred to in Section 6.01(f).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Owned Real Properties” means the properties listed on Schedule 4.01(v).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Business” means any business conducted or proposed to be conducted (as described in or contemplated by the Information Memorandum) by the Borrower and its Restricted Subsidiaries on the Closing Date and other businesses reasonably related, ancillary, incidental or complementary thereto.

“Permitted Holder” means Tilman J. Fertitta and his estate, spouse and lineal descendants, and the legal representatives of any of the foregoing, and the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries and grantors, or any corporation, limited partnership, limited liability company or similar entity, all of the Voting Interests of which are owned by any of the foregoing.

“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes or the value thereof; (e) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business; (f) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (g) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations; (h) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary thereof on deposit with or in possession of such bank; (i) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or

Landry’s Restaurants Credit Agreement

sublicense; and (j) Liens arising from precautionary UCC financing statements regarding operating leases or consignments.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have expired or been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such expiration or termination) and the denominator of which is the aggregate amount of the Revolving Credit Facility at such time (or, if the Commitments shall have expired or been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinanced Term Advances” has the meaning specified in the second to the last sentence of Section 8.01.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Replacement Term Advances” has the meaning specified in the second to the last sentence of Section 8.01.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate unused Term Commitments at such time and (d) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a

Landry’s Restaurants Credit Agreement

Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused Term Commitment of such Lender at such time and (iv) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Revolving Credit Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Revolving Credit Lenders at such time (i) the aggregate principal amount of the Revolving Credit Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Required Term Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Term Advances outstanding at such time; provided, however, that if any Lender making Term Advances shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Term Lenders at such time the aggregate principal amount of the Term Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief administrative officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Advance” has the meaning specified in Section 2.01(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more

Landry’s Restaurants Credit Agreement

Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended, endorsed or replaced.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale-and-Leaseback Transaction” has the meaning specified in Section 5.02(r).

“Secured Hedge Agreement” means any Hedge Agreement permitted by Article V that is entered into by and between any Loan Party and any Hedge Bank and that is secured by the Collateral Documents.

“Secured Obligations” means, collectively, the “Secured Obligations” defined in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties, the Indemnified Parties and the Hedge Banks.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Senior Debt for Borrowed Money” of any Person means all secured Debt for Borrowed Money of such Person.

“Senior Leverage Ratio” means, at any date of determination, the ratio of (a) total Senior Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of the four consecutive fiscal quarters of the Borrower most recently ended; provided that for purposes of determining the Senior Leverage Ratio at any date, (i) any Contingent Obligation of the Borrower or any of its Restricted Subsidiaries with respect to any letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries shall be excluded from the calculation of the total Senior Debt for Borrowed Money of the Borrower and its Restricted Subsidiaries and (ii) such Debt for Borrowed Money shall include, with respect to any entities acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date as permitted under the Loan Documents, the Debt for Borrowed Money of such entities as of the date of determination.

Landry’s Restaurants Credit Agreement

“Senior Notes” means the 7.50% unsecured notes of the Borrower due December 28, 2014 in an aggregate principal amount of $400,000,000 issued and sold on the Closing Date pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture dated December 28, 2004 among the Borrower, the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee, as amended, to the extent permitted under the terms of the Loan Documents.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 8.07(k).

“Specified Existing Indebtedness” has the meaning specified in the Preliminary Statements.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such Person (irrespective of whether at the time capital stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Collateral Agent” has the meaning specified in Section 7.10(a).

“Surviving Debt” means Debt of the Borrower and its Restricted Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

“Swing Line Advance” means an advance made by (a) any Swing Line Bank pursuant to Section 2.01(d) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

Landry’s Restaurants Credit Agreement

“Swing Line Bank” means the Initial Swing Line Bank and any other Revolving Credit Lender approved as a Swing Line Bank by the Administrative Agent and any Eligible Assignee to which a Swing Line Commitment hereunder has been assigned pursuant to Section 8.07 so long as each such Revolving Credit Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank, Revolving Credit Lender or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by any Swing Line Bank pursuant to Section 2.01(d) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to any Swing Line Bank at any time, the amount set forth opposite such Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if such Swing Line Bank has entered into one or more Assignment and Acceptances, set forth for such Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Swing Line Bank’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Swing Line Banks’ Swing Line Commitments at such time and (b) $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Syndication Agents” has the meaning specified in the recital of parties to this Agreement.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advance” has the meaning specified in Section 2.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one of more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment or has made Term Advances.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the

Landry’s Restaurants Credit Agreement

Borrower to such Lender resulting from the Term Advance made by such Lender, as amended, endorsed or replaced.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Swing Line Commitments, the Letter of Credit Commitment and the Term Commitments pursuant to Section 2.05 or 6.01 and (b)(i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, December 28, 2009, and (ii) for purposes of the Term Facility, the earlier of (A) the payment in full of the Term Facility and (B) December 28, 2010.

“Transactions” means, collectively, the Refinancing, the Unrestricted Subsidiary Funding, the issuance of the Senior Notes and the entering into and funding of the Facilities.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York.

“Unrestricted Subsidiary” means (a) Island Hospitality, Inc., Island Entertainment, Inc., LCHLN, Inc. and LGE, Inc., (b) each new Subsidiary of the Borrower that has been created or acquired in accordance with the terms of this Agreement after the Closing Date and has been designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent after the Closing Date, (c) any Subsidiary of any of the Subsidiaries described in the foregoing clauses (a) and (b) and (d) each Subsidiary organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Unrestricted Subsidiary Funding” has the meaning specified in the Preliminary Statements.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, an amount equal to (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Banks pursuant to Section 2.01(d) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” has the meaning specified in the recital of parties to this Agreement.

“WCM” has the meaning specified in the recital of parties to this Agreement.

Landry’s Restaurants Credit Agreement

“Withdrawal Liability” has the meaning specified in Section 4201(b) of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. All notices shall be required to be in writing.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”). If, at any time after the date of this Agreement, any material change is made to GAAP or the Borrower’s accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, the Borrower shall notify the Administrative Agent of the change and the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to restore the Borrower and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that if the Borrower and the Administrative Agent are unable to reach agreement within 30 days following the implementation of such material change, the Administrative Agent shall be permitted, acting in good faith, to make such amendments to the covenants set forth in this Agreement as it reasonably determines are necessary to restore the Borrower and the Lenders to the position they occupied prior to the implementation thereof.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 in the case of Eurodollar Rate Advances or $5,000,000 in the case of Base Rate Advances, or in each case an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

Landry’s Restaurants Credit Agreement

(c) The Letters of Credit. The Existing Issuing Bank, the Lenders and the Borrower agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Each Issuing Bank (other than the Existing Issuing Bank) agrees, on the terms and conditions hereinafter set forth, to issue or renew (or cause any Affiliate that is a commercial bank to issue or renew on its behalf) standby letters of credit (together with the Existing Letters of Credit, the “Letters of Credit”) in United States dollars for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until 30 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (a) one year after the date of issuance thereof and (b) the date that is 30 days before the Termination Date in respect of the Revolving Credit Facility, but may by its terms be renewable annually upon written notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 30 days before the Termination Date in respect of the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank that issued a Letter of Credit pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(c). Notwithstanding anything to the contrary contained herein or in any Existing Letter of Credit (including any automatic renewal provision), no Existing Letter of Credit may be renewed after the Closing Date and each Existing Letter of Credit shall expire on the expiration date in effect as of the Closing Date without giving effect to any renewal of such Existing Letter of Credit.

(d) The Swing Line Advances. Each Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed the lesser of (i) such Swing Line Bank’s Swing Line Commitment at such time and (ii) the aggregate Unused Revolving Credit Commitments at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clauses (i) and (ii) above, the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d).

Landry’s Restaurants Credit Agreement

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telephone or electronic mail, confirmed immediately in writing, or telecopier or electronic communication, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by any Swing Line Bank or any Issuing Bank, as the case may be, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Swing Line Bank or such Issuing Bank, as the case may be, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to any Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be in writing or by telephone, confirmed immediately in writing, or telecopier or electronic communication, in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). If, in its sole discretion, it elects to make the requested Swing Line Advance, such Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account. Upon written demand by any Swing Line Bank with an outstanding Swing Line Advance, with a copy of such demand to the Administrative Agent, or automatically upon the occurrence of an event of default described in Section 6.01(j), each other Revolving Credit Lender shall purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on the Business Day on which demand therefor is made by the Swing Line Bank that made such Advance, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day or the first Business Day next succeeding such demand if notice of such demand is given after such time or, in the

Landry’s Restaurants Credit Agreement

case of the occurrence of an event of default described in Section 6.01(j), on the date of such occurrence. Upon any such assignment by a Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder and for the first seven days after the Closing Date or for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Advances may not be outstanding as part of more than 8 separate Borrowings with more than 8 different Interest Periods.

(d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received written notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for 3 days, and then the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on

Landry’s Restaurants Credit Agreement

the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g) The Administrative Agent may conclusively rely on the purported genuineness of all telephonic notices, without any responsibility or liability, except for its own gross negligence or willful misconduct.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank that shall issue such Letter of Credit, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing or by telephone or electronic mail, confirmed immediately in writing, or telecopier or electronic communication, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit (which amount shall not be less than $1,000,000), (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the applicable Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (i) the requested form of such Letter of Credit is acceptable to the applicable Issuing Bank in its sole discretion and (ii) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Administrative Agent on or about the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (ii) to each Revolving Credit Lender on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (iii) to the Administrative Agent and each Revolving Credit Lender on or about the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a) or the deemed issuance of any Existing Letter of Credit under Section 2.01(c), such Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each such Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by any Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(c) (or which has been so reimbursed but must be returned or restored by such Issuing Bank because of the occurrence of an event specified in Section 6.01(f) or otherwise) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such

Landry’s Restaurants Credit Agreement

Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire and pay for participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(c) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date

(f) Applicability of ISP98 (ICC Publication No. 590). Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

SECTION 2.04. Repayment of Advances. (a) Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances on the following dates in the amounts specified below (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.06):

Date	Amount
March 31, 2005	$375,000
June 30, 2005	$375,000
September 30, 2005	$375,000
December 31, 2005	$375,000
March 31, 2006	$375,000
June 30, 2006	$375,000
September 30, 2006	$375,000
December 31, 2006	$375,000
March 31, 2007	$375,000
June 30, 2007	$375,000
September 30, 2007	$375,000
December 31, 2007	$375,000
March 31, 2008	$375,000
June 30, 2008	$375,000
September 30, 2008	$375,000
December 31, 2008	$375,000
March 31, 2009	$375,000
June 30, 2009	$375,000
September 30, 2009	$375,000
December 31, 2009	$375,000
March 31, 2010	$35,625,000
June 30, 2010	$35,625,000
September 30, 2010	$35,625,000
December 28, 2010	$35,625,000

Landry’s Restaurants Credit Agreement

it being understood that the final principal installment shall be repaid on the Termination Date in respect of the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term Advances outstanding on such date.

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date in respect of the Revolving Credit Facility the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrower and the obligations of the Revolving Credit Lenders with respect to Letters of Credit under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (including any and all reimbursement obligations payable to the Issuing Banks) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in

Landry’s Restaurants Credit Agreement

connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(d) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of each Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days’ written notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Commitments and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The Term Facility shall be automatically and permanently reduced to zero on the Closing Date upon the drawing of Advances thereunder.

(ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iv) The Revolving Credit Facility shall be automatically and permanently (subject to the proviso below) reduced, on a pro rata basis, on each date on which prepayment thereof is required to

Landry’s Restaurants Credit Agreement

be made pursuant to Section 2.06(b)(i) in an amount equal to the amount of such prepayment, provided that (A) each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments and (B) such reductions shall not, unless an Event of Default has occurred and is continuing, reduce the aggregate amount of the Revolving Credit Facility (or such lower amount resulting from any such reductions made during the continuance of an Event of Default).

SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $5,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances, in each case an integral multiple of $1,000,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(d). Each such prepayment of any Term Advances shall be applied ratably to the installments thereof.

(b) Mandatory. (i) (A) The Borrower shall, promptly (and in any case within 3 Business Days) after receipt of the Net Cash Proceeds by the Borrower or any of its Restricted Subsidiaries from (1) the sale, lease, transfer or other disposition of any assets of the Borrower or any of its Restricted Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii) or (iv) of Section 5.02(e)), (2) the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Debt (other than Debt incurred or issued pursuant to clauses (i) through (iii) of Section 5.02(b)), (3) any Sale-and-Leaseback Transaction permitted under Section 5.02(r)(ii) and (4) any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries and not otherwise included in clause (1), (2) or (3) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to (x) in the case of a Sale-and-Leaseback Transaction described in clause (3) above, 50% of such Net Cash Proceeds and (y) in the cases of the transactions described in clauses (1), (2) and (4) above, 100% of such Net Cash Proceeds; provided, however, that, with respect to any Net Cash Proceeds from (a) a sale, lease, transfer or other disposition described in clause (1) above or (b) insurance and condemnation and casualty awards and indemnity payments referred to in clause (b) of the proviso to the definition of “Extraordinary Receipt” in Section 1.01 constituting an Extraordinary Receipt described in clause (4) above, at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of such sale, lease, transfer or other disposition or the receipt of such insurance proceeds or condemnation awards or indemnity payments, it being understood that such notice need not be given as to any such amounts unless they aggregate at least $15,000,000), and so long as no Default under Section 6.01(a) or (f) and no Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as (i) within 270 days following receipt of such Net Cash Proceeds, a definitive agreement for the purchase of such assets with such proceeds shall have been entered into (as certified by the Borrower in writing to the Administrative Agent), and (ii) within one year after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Advances or to cash-collateralize Letters of Credit as set forth in this Section 2.06(b).

(B) Within five Business Days after financial statements have been delivered pursuant to Section 5.03(b), the Borrower shall prepay an aggregate principal amount of the

Landry’s Restaurants Credit Agreement

Advances comprising part of the same Borrowings in an amount equal to 50% of Excess Cash Flow for the fiscal year covered by such financial statements.

(C) Each prepayment under this clause (i) shall be applied ratably first to the Term Facility on a pro rata basis to the remaining installments thereof and second to the Revolving Credit Facility to be applied as set forth in clause (iv) below; provided that each prepayment under subclause (3) of Section 2.06(b)(i)(A) shall be applied solely to the Term Facility and shall be applied thereunder on a pro rata basis to the remaining installments thereof.

(ii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Swing Line Advances and (z) the Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iv) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Bank that issued such Letter of Credit or the Revolving Credit Lenders, as applicable.

(c) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 8.04(d). If any payment of Eurodollar Rate Advances otherwise required to be made under Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.

(d) No prepayment made pursuant to this Section 2.06, no repayment or acceleration under this Agreement and no change in the terms hereof shall affect the obligations of each Loan Party under any Secured Hedge Agreement, which obligations shall remain in full force and effect notwithstanding such prepayment, repayment, acceleration or change, subject to the terms of such Hedge Agreement.

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

Landry’s Restaurants Credit Agreement

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, upon the request of the Required Lenders, shall require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from and including the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and in each case until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2005, and on the Termination Date in respect of the Revolving Credit Facility, at the Applicable Commitment Fee Percentage of the average daily Unused Revolving Credit Commitment of such Lender (it being understood and agreed that any outstanding Swing Line Advances shall not constitute usage of the Revolving Credit Commitment of any of the Lenders for such purposes).

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2005, and on the Termination Date in respect of the Letter of Credit Facility, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit of the Applicable

Landry’s Restaurants Credit Agreement

Margin for Eurodollar Rate Advances under the Revolving Credit Facility. Upon the occurrence and during the continuance of an Event of Default, the amount of commission payable by the Borrower under this clause (b)(i), if requested by the Required Revolving Credit Lenders through the Administrative Agent, shall be increased by 2% per annum.

(ii) The Borrower shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Bank as the Borrower and such Issuing Bank shall agree, with the initial fronting fee to be 0.125% per annum on the Available Amount of all Letters of Credit payable quarterly in arrears on the last day of each March, June, September and December, commencing March 31, 2005.

(c) Upfront Fees. The Borrower shall pay to each Revolving Credit Lender on the Closing Date on such Revolving Credit Lender’s final allocation with respect to the Revolving Credit Facility upfront fees equal to the amounts previously agreed with such Revolving Credit Lender.

(d) Agents’ Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their respective own accounts such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default under Section 6.01(a) or (f) or any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Landry’s Restaurants Credit Agreement

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to (x) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party and (y) promptly notify the Borrower of the circumstances. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction or effectiveness of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party after notice to the Borrower, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

Landry’s Restaurants Credit Agreement

(d) Notwithstanding any other provision of this Agreement, if the introduction or effectiveness of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) In the event that any Lender Party demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, so long as no Event of Default has occurred and is continuing and so long as such costs or additional amounts are materially more than those charged by other Lenders, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12, 2.15 and 8.04) and (c) each such Lender Party assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 8.07.

(f) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.01 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, such Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all of its rights and obligations under this Agreement (including, without limitation, the Advances owing to it, its Commitment or Commitments hereunder and the Note or Notes held by it) to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment each Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 8.07.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the

Landry’s Restaurants Credit Agreement

Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate, fees and Letters of Credit commissions shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement, any of the other Loan Documents or any Secured Hedge Agreement is insufficient to pay in full all amounts due and payable to the Agents, the Lender Parties and the Hedge Banks under or in

Landry’s Restaurants Credit Agreement

respect of this Agreement, the other Loan Documents and the Secured Hedge Agreements on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks and the Swing Line Banks (solely in its capacity as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks and the Swing Line Banks on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 8.04 hereof, Section 23 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest and commissions on the Advances and the Letters of Credit that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.07(a) and 2.08(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, ratably to (A) the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date, (B) the payment of all amounts payable under Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of all such amounts owing to the Hedge Banks on such date and (C) be

Landry’s Restaurants Credit Agreement

deposited in the L/C Collateral Account to cash collateralize up to 100% of the Available Amount of the Letters of Credit then outstanding; and

(ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

(g) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender Party or any Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, a Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes, any of the Mortgages or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or

Landry’s Restaurants Credit Agreement

paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

Landry’s Restaurants Credit Agreement

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were

Landry’s Restaurants Credit Agreement

the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to refinance in full the Specified Existing Indebtedness, to consummate the Unrestricted Subsidiary Funding and to finance the ongoing working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

SECTION 2.15. Defaulting Lenders. Notwithstanding anything in this Agreement to the contrary, as to any Lender which (a) has refused (which refusal has not been retracted) to make available its portion of any Borrowing (to be made in compliance with Section 3.02) or to fund its portion of any unreimbursed (or disgorged) payment under Section 2.03(c) or (b) has given notice to the Administrative Agent and/or the Borrower that it does not intend to comply with its obligations under Section 2.01 (in respect of Borrowings that comply with Section 3.02) or under Section 2.03(c) (a “Defaulting Lender”):

(a) such lender shall not be deemed a Required Lender or, if applicable, Required Revolving Credit Lender hereunder and such Lender’s (A) Revolving Credit Notes, (B) Revolving Commitments, (C) Term Notes, (D) Term Commitments, (E) Advances and (F) Letter of Credit Advances, as applicable, shall be excluded from the calculations set forth in the definition of Required Lenders and Required Revolving Credit Lenders above, as applicable,

(b) such Lender shall not be entitled to receive any portion of (A) Letter of Credit fees, (B) interest payable with respect to any Letter of Credit Advances or (C) amounts received in respect of Letter of Credit Advances, as applicable, and

(c) such Lender shall not be entitled to receive any commitment fee payable in respect of the Revolving Credit Commitments, as applicable.

In addition to the foregoing, and notwithstanding Section 2.01(c), if any Lender shall fall within the description set forth in clause (a) or (b) above, the Issuing Banks shall not be required to issue any Letter of Credit unless arrangements reasonably satisfactory to the Issuing Banks have been entered into (the Issuing Banks having made a good faith effort to enter into such arrangements) to eliminate the Issuing Banks’ risk with respect to the participation in Letters of Credit by such Lender, including cash collateralizing such Lender’s Letter of Credit commitment. The provisions of this Section 2.15 are not in lieu of any other claim the Borrower may have against such Defaulting Lender.

SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note and a Term Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

Landry’s Restaurants Credit Agreement

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of each Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a) In addition to its receipt of executed counterparts of this Agreement by the Borrower and each Lender Party, the Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii) A security agreement in substantially the form of Exhibit E hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Security Agreement”), duly executed by the Borrower and each Restricted Subsidiary of the Borrower, as grantors thereunder, together with:

(A) certificates representing any Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any Pledged Debt indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority

Landry’s Restaurants Credit Agreement

liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the Initial Extension of Credit listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any of its Restricted Subsidiaries as debtor, together with copies of such other financing statements,

(D) evidence that all instruments and documents sufficient for all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder have been delivered to the Administrative Agent,

(E) evidence of the insurance required by the terms of the Security Agreement, and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

(iii) An intellectual property security agreement in substantially the form of Exhibit C to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Intellectual Property Security Agreement”), duly executed by the Borrower and each of its Restricted Subsidiaries, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement has been taken.

(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transaction contemplated hereby and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transaction contemplated hereby and each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of organization of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter or other constitutive document of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter or other constitutive document on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

Landry’s Restaurants Credit Agreement

(vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter or other constitutive document of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws or other governing document of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due organization and good standing or valid existence of such Loan Party under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) Such financial, business and other information regarding each Loan Party and its Restricted Subsidiaries as the Administrative Agent shall have requested, including, without limitation: (A) the audited Consolidated financial statements of the Borrower for the Fiscal Years ended December 31, 2001, December 31, 2002 and December 31, 2003 and unaudited Consolidated financial statements for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and (B) pro forma financial statements as to the Borrower and forecasts prepared by management of the Borrower, in each case in form and substance satisfactory to the Administrative Agent.

(ix) The Guaranty made by the Restricted Subsidiaries of the Borrower.

(x) Evidence of the Borrower’s insurance coverage reasonably satisfactory to the Administrative Agent, demonstrating that the Borrower’s existing insurance coverage remains in effect, together with a broker’s letter reasonably satisfactory to the Administrative Agent, dated the Closing Date.

(xi) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xii) A solvency certificate of the Borrower’s Responsible Officer in substantially the form of Exhibit F hereto, certifying or attesting as to the Borrower’s Solvency and compliance with the matters set forth in Section 4.01(o).

(xiii) A favorable opinion of Winstead Sechrest & Minick P.C., counsel for the Loan Parties, in substantially the form of Exhibit G-1 hereto and as to such other matters as the Administrative Agent may reasonably request.

Landry’s Restaurants Credit Agreement

(xiv) A favorable opinion of Dorsey & Whitney LLP, local counsel for the Loan Parties, in substantially the form of Exhibit G-2 hereto and as to such other matters as the Administrative Agent may reasonably request.

(xv) A favorable opinion of Steven L. Scheinthal, General Counsel for the Borrower, in substantially the form of Exhibit G-3 hereto and as to such other matters as the Administrative Agent may reasonably request.

(xvi) A title search dated no earlier than 30 days prior to the Closing Date, prepared by a title company or a title search or abstract company reasonably satisfactory to the Administrative Agent with respect to substantially all the Owned Real Properties (unless otherwise consented to in advance by the Administrative Agent), (A) confirming record ownership of such Owned Real Properties in the Borrower or a Restricted Subsidiary (except as otherwise may be permitted by the Administrative Agent) and (B) showing no Liens other than Permitted Liens.

(b) The Administrative Agent shall have received satisfactory confirmation that the Facilities shall have been rated by each of Moody’s and S&P.

(c) No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened (including any proposed statute, rule or regulation) which could be reasonably expected to have a Material Adverse Effect, and the Borrower shall have so certified to the Administrative Agent.

(d) All material governmental and third party approvals (or arrangements satisfactory to the Lenders in lieu of such approvals) necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Restricted Subsidiaries shall have been obtained and be in full force and effect, and all material waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transactions, and the Borrower shall have so certified to the Administrative Agent. There shall not exist any judgment, order, injunction or other restraint prohibiting, or imposing materially adverse conditions upon, or making economically unfeasible, the consummation of the Transactions, and the Borrower shall have so certified to the Administrative Agent.

(e) Since December 31, 2003, there shall not have occurred any change, development, event or circumstance which in the opinion of the Lenders could reasonably be expected to have a Material Adverse Effect and the Administrative Agent shall not have become aware of any information or other matter that is inconsistent in a material and adverse manner with any information or other material theretofore disclosed to the Administrative Agent.

(f) There shall exist no event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any material capital stock, financing agreements, lease agreements or other Material Contracts of the Borrower or any of its Restricted Subsidiaries, and the Borrower shall have so certified to the Administrative Agent.

(g) The Administrative Agent and the Revolving Credit Lenders shall have received all fees, and the Administrative Agent shall have received all reasonable expenses (including the accrued reasonable fees and expenses of counsel to the Administrative Agent, including local counsel) required to be paid, reimbursed or delivered on or before the Closing Date.

Landry’s Restaurants Credit Agreement

(h) The Administrative Agent shall be satisfied with the absence of any material environmental liabilities of the Borrower and its Restricted Subsidiaries.

(i) The Administrative Agent shall be satisfied that there are no encumbrances on any material real property owned by the Borrower or any of its Restricted Subsidiaries other than Permitted Liens.

(j) Simultaneously with the Initial Extension of Credit, the Borrower shall have repaid all of the Specified Existing Indebtedness and the commitments of the lenders thereunder shall have been terminated. There shall be in place arrangements for the release of any liens and security interests in respect of the Specified Existing Indebtedness satisfactory to the Administrative Agent and the Administrative Agent shall have received a “pay-off” letter reasonably satisfactory to it with respect to the Specified Existing Indebtedness.

(k) After giving effect to the initial funding under the Facilities, none of the Borrower or its Restricted Subsidiaries shall have outstanding any Debt or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than pursuant to the Facilities and as permitted under this Agreement.

(l) The Administrative Agent shall be reasonably satisfied that, after giving pro forma effect to the Refinancing, the initial funding of the Facilities, the consummation of the other elements of the Transactions and such other adjustments to EBITDA as are satisfactory to the Administrative Agent, the ratio of the Consolidated Funded Debt of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the Closing Date, to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of the four consecutive fiscal quarters most recently ended prior to the Closing Date, shall not exceed 4.30 to 1.00.

(m) All documentation related to the Transactions shall be reasonably satisfactory to the Administrative Agent.

(n) The Borrower shall have received at least $400,000,000 in gross cash proceeds from the issuance of the Senior Notes on terms reasonably satisfactory to the Administrative Agent.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a

Landry’s Restaurants Credit Agreement

specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date, and

(ii) no Event of Default, and no Default under Section 6.01(a) or (f), has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom; and

(b) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each of the Borrower and its Restricted Subsidiaries represents and warrants as follows:

(a) The Borrower and each of its Restricted Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and free and clear of all Liens, except those created under the Collateral Documents.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, whether it is a Restricted Subsidiary or Unrestricted Subsidiary, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

Landry’s Restaurants Credit Agreement

(c) The execution, delivery and performance by such Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s constitutive or governing documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. None of such Loan Parties or any of its Restricted Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by such Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, (ii) the grant by such Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof in the Equity Interests in the Unrestricted Subsidiaries to the extent not prohibited by the terms of financing arrangements of the Unrestricted Subsidiaries and the first priority nature thereof in all other Collateral, except routine UCC and real property filings) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All applicable waiting periods in connection with the transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated hereby or the rights of such Loan Parties or its Restricted Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by such Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of such Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting such Loan Party or any of its Restricted Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

(g) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003 and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2004, and

Landry’s Restaurants Credit Agreement

the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis and, since December 31, 2003, there has been no Material Adverse Change.

(h) The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2004, and the related Consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the transactions contemplated hereby, all in accordance with GAAP.

(i) The Consolidated projections, forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(viii), and of each of the Borrower and its Subsidiaries and of the Borrower and its Restricted Subsidiaries delivered to the Lender Parties pursuant to Section 5.03, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(j) The Information Memorandum and all other written information (other than projections) taken as a whole that has been or will hereafter be made available to the Administrative Agent, any Arranger, any other Lender Party or any potential Lender Party by the Borrower or any of its representatives pertaining to the Loan Parties is and will be, as of the dates on which such information was provided or to which such information relates, correct in all material respects and does not and will not, as of the dates on which such information was or is to be provided or to which such information relates, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and all projections, if any, that have been or will be prepared by the Borrower and made available to the Administrative Agent, any Arranger, any other Lender Party or any potential Lender Party in connection with the Loan Documents have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

(k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used directly or indirectly to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Neither any Loan Party nor any of its Restricted Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Each of the Loan Parties and their Restricted Subsidiaries is not subject to, or is

Landry’s Restaurants Credit Agreement

exempt from, regulation as a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m) Neither any Loan Party nor any of its Restricted Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or constitutive or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

(n) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (other than Equity Interests in Unrestricted Subsidiaries) and perfected second priority security interest in Equity Interests issued by Unrestricted Subsidiaries to the extent not prohibited by the terms of financing arrangements of the Unrestricted Subsidiaries, in each case subject to Permitted Liens and securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(o) Immediately following the making of Initial Extension of Credit and after giving effect to the application of the proceeds of the Initial Extension of Credit, the Borrower and its Restricted Subsidiaries on a Consolidated basis will be Solvent. The Borrower does not intend to, or to permit any of its Restricted Subsidiaries to, and does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash anticipated to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash anticipated to be payable on or in respect of its Debt or the Debt of any such Restricted Subsidiary.

(p) (i) The operations and properties of each Loan Party and each of its Restricted Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Restricted Subsidiaries or any of their properties that would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) None of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or

Landry’s Restaurants Credit Agreement

have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries.

(iii) Neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Restricted Subsidiaries.

(q) (i) Neither any Loan Party nor any of its Restricted Subsidiaries is party to any tax sharing agreement other than a tax sharing agreement approved by the Required Lenders.

(ii) Each Loan Party and each of its Restricted Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(r) Neither the business nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

(s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Liens on the property or assets of the Borrower or any of its Restricted Subsidiaries, showing as of the date hereof the principal amount of the obligations secured thereby and such other information as the Administrative Agent has requested.

(v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all real property owned by the Borrower or any of its Restricted Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. Each of the Borrower or such Restricted Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted

Landry’s Restaurants Credit Agreement

by the Loan Documents. Each of the Borrower and its Restricted Subsidiaries has sufficient title to all of its tangible and intangible property to conduct its current business.

(w) (i) Set forth on Schedule 4.01(w)(i) hereto is a complete and accurate list of all leases of real property under which the Borrower or any of its Restricted Subsidiaries is the lessee, showing as of the date hereof the street address and lessor and lessee thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii) Set forth on Schedule 4.01(w)(ii) hereto is a complete and accurate list of all leases of real property under which the Borrower or any of its Restricted Subsidiaries is the lessor, showing as of the date hereof the street address and lessor and lessee thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Restricted Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower or any of its Restricted Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

(z) Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Restricted Subsidiaries, showing as of the Closing Date the parties, subject matter and term thereof. Each such Material Contract (i) has been duly authorized, executed and delivered by all parties thereto, (ii) has not been amended or otherwise modified, (iii) is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and (iv) there exists no default under any Material Contract by any party thereto, except, with respect to clauses (ii) and (iii) after the Closing Date, to the extent such Material Contract has been appropriately replaced with other agreements reasonably satisfactory to the Administrative Agent.

(aa)(i) No ERISA Event that would reasonably be expected to have a Material Adverse Effect has occurred or is reasonably expected to occur with respect to any Plan.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any material Withdrawal Liability to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

Landry’s Restaurants Credit Agreement

(bb) The Borrower has insurance in full force and effect which satisfies the requirements of Section 5.01(d).

(cc) No event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any material capital stock, financing agreements, lease agreements or other Material Contracts of the Borrower or any of its Restricted Subsidiaries has occurred or is continuing.

(dd) Each Loan Party is in compliance in all material respects with the requirements of all laws (including, without limitation, the Patriot Act), rules, regulations and all orders, writs, injunctions, decrees, determinations or awards applicable to it or to its properties, except in such instances in which (i) such requirement of law, rule, regulation, order, writ, injunction, decree, determination or award is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ee) None of the Loan Parties or any of their Subsidiaries is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii)(A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from any Advances hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

(ff) No Debt other than the Debt in respect of the Obligations under the Loan Documents has been designated as “Designated Senior Debt” (or any comparable term) under any instrument, indenture, loan or credit or similar agreement evidencing any Debt that is subordinated to the Obligations under the Loan Documents.

(gg) The Borrower and each of its Restricted Subsidiaries have valid fee or leasehold interests in all real property which they use in their respective businesses, as well as good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 5.02. The Borrower and each of its Restricted Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated, and none of such items, to the best knowledge of the Borrower, conflicts with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any other Person to the extent that such conflict, infringement, misappropriation, dilution, misuse or violation would reasonably be expected to have a Material Adverse Effect.

Landry’s Restaurants Credit Agreement

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each of the Borrower and its Restricted Subsidiaries will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders the non-compliance with which would be reasonably expected to have a Material Adverse Effect, such compliance to include, without limitation, compliance with the Patriot Act, Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Restricted Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Restricted Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Restricted Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, in each case where failure would be reasonably expected to have a Material Adverse Effect or be materially adverse to the interests of the Lender Parties; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or any of its Restricted Subsidiaries operates.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except as permitted herein and except where the failure would not reasonably be expected to cause a Material Adverse Effect.

Landry’s Restaurants Credit Agreement

(f) Visitation Rights. At any reasonable time and from time to time and, unless an Event of Default or Default under Section 6.01(a) or (f) has occurred and is continuing, upon reasonable notice, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants, all at the expense of the Borrower.

(g) Keeping of Books. Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Restricted Subsidiary of the Borrower in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. (i) Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and (ii) from time to time make or cause to be made, and cause each of its Restricted Subsidiaries to make or cause to be made, all appropriate repairs, renewals and replacements thereof except where failure to do so would not materially adversely affect the use of the related property.

(i) Transactions with Affiliates. Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Restricted Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate and in compliance with all applicable laws (and with respect to any such transaction or series of related transactions involving aggregate consideration in excess of $15,000,000, the Borrower shall deliver an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such transaction or series of related transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing or a comparable report, certification or recommendation by an executive compensation consulting firm of national standing, as applicable), except:

(i) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(ii) payment of reasonable and customary directors fees and reasonable and customary indemnification and similar arrangements;

(iii) transactions permitted under Section 5.02(f) or (g);

(iv) any sale of capital stock (other than Disqualified Stock) of the Borrower; and

(v) transactions entered into under any agreement existing on the Closing Date (and disclosed in the Information Memorandum or disclosed in or filed as an exhibit to the Borrower’s filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, through and including the Closing Date) and any amendments or modifications thereto or replacements or renewals thereof, so long as the Board of Directors of the Borrower, in good faith, shall have approved the terms of such amendment, modification, replacement or renewal and deemed such amendment,

Landry’s Restaurants Credit Agreement

modification, replacement or renewal, taken as a whole, not to be materially more adverse to the interests of the Lender Parties than the terms of such agreement as in effect on the Closing Date.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Restricted Subsidiary by the Borrower or any of its Restricted Subsidiaries or (z) the acquisition of any material property by the Borrower or any of its Restricted Subsidiaries, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected security interest having the priority required under the applicable Collateral Documents in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Restricted Subsidiary, within 15 days after such formation or acquisition, cause each such Restricted Subsidiary, and cause each direct and indirect parent of such Restricted Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 15 days after (A) such request furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Restricted Subsidiaries in detail satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Restricted Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii) within 30 days after (A) such request or acquisition of property by the Borrower or any of its Restricted Subsidiaries, duly execute and deliver, and cause each Restricted Subsidiary of the Borrower to duly execute and deliver, to the Collateral Agent such additional mortgages (with respect to fee owned real property), pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of such Restricted Subsidiary of the Borrower under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Restricted Subsidiary, duly execute and deliver and cause each Restricted Subsidiary to duly execute and deliver to the Collateral Agent mortgages (with respect to fee owned real property), pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all of the obligations of such Restricted Subsidiary under the Loan Documents; provided that if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,

(iv) within 30 days after such request, formation or acquisition, take, and cause each such Restricted Subsidiary of the Borrower and each newly acquired or newly formed Restricted Subsidiary to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the recording of mortgages, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral

Landry’s Restaurants Credit Agreement

Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in clauses (i), (iii) and (iv) above (2) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Collateral Agent may reasonably request,

(vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Collateral Agent in its sole discretion, to the Collateral Agent with respect to each parcel of real property owned by the Borrower or any of its Restricted Subsidiaries and each newly acquired or newly formed Restricted Subsidiary title reports, surveys and other reports, each in scope, form and substance satisfactory to the Collateral Agent, provided, however, that to the extent that the Borrower or any of its Restricted Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(vii) at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Restricted Subsidiary of the Borrower and each newly acquired or newly formed Restricted Subsidiary any and all further instruments and documents and take, and cause each Restricted Subsidiary of the Borrower and each newly acquired or newly formed Restricted Subsidiary to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Restricted Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’

Landry’s Restaurants Credit Agreement

properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Preparation of Environmental Reports. At the request of the Administrative Agent or the Collateral Agent from time to time on account of a material environmental condition relating to any of the properties described in the Mortgages or during the continuance of an Event of Default, but in any event no more than once during any year, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Restricted Subsidiaries’ properties described in the Mortgages, prepared by an environmental consulting firm acceptable to the Administrative Agent or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent or the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Restricted Subsidiary that owns any property described in the Mortgages to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants and to the requirement that business operations not be substantially impaired or limited, to enter onto their respective properties to undertake such an assessment.

(m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(n) Hedging. Hedge the floating interest expense of Funded Debt of the Borrower and its Restricted Subsidiaries for at least three years after the Closing Date, by maintaining one or more interest rate Hedge Agreements with any of the Lenders (or with another financial institution approved by the Administrative Agent in writing) in such aggregate notional amount as is necessary so that, with respect to at least 30% of the outstanding principal balance as of the Closing Date of all Funded Debt of the Borrower and its Restricted Subsidiaries, the obligations of the Borrower and its Restricted Subsidiaries to make floating rate payments thereunder over such three years will be hedged with fixed rate payments to be paid by the Borrower and its Restricted Subsidiaries under such Hedge Agreements, all upon terms and subject to such conditions as shall be acceptable to the Administrative Agent and the Lender entering into such transaction with the Borrower or any other applicable Restricted Subsidiary. Any prepayment, acceleration, reduction, increase or any other change in the terms of the Advances hereunder will not alter the notional amount of any such interest rate Hedge Agreements or otherwise affect the

Landry’s Restaurants Credit Agreement

obligation of the Borrower or any of its Restricted Subsidiaries to continue making payments under any such interest rate Hedge Agreements, which will remain in full force and effect notwithstanding any such prepayment, acceleration, reduction, increase or change, subject to the terms of such interest rate Hedge Agreements.

(o) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain (to the extent necessary in the exercise of its reasonable business judgment) each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Restricted Subsidiaries is entitled to make under such Material Contract, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(p) Equity Interest of Borrower’s Restricted Subsidiaries. The Borrower shall own at all times 100% of the Equity Interests in each of its Restricted Subsidiary.

(q) Separateness of Unrestricted Subsidiaries. The Borrower will, and will cause its Subsidiaries to, do all things necessary to maintain its and its Restricted Subsidiaries’ corporate existence separate and apart from each Unrestricted Subsidiary, including without limitation:

(i) not issuing any Equity Interests to, or creating, incurring, assuming or suffering to exist, any Lien on or with respect to any of its properties in favor of, any Unrestricted Subsidiary,

(ii) not entering into any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Unrestricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of such Unrestricted Subsidiary,

(iii) not maintaining any direct or indirect obligation with respect to any Unrestricted Subsidiary (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Unrestricted Subsidiary to achieve any specified levels of operating results,

(iv) causing each Unrestricted Subsidiary to have at least one director on its Board of Directors that is not a director or officer of the Borrower or any of its Restricted Subsidiaries or to have at least one executive officer that is not a director or officer of the Borrower or any of its Restricted Subsidiaries,

(v) maintaining the assets, funds and transactions of the Borrower and its Restricted Subsidiaries separately from those of the Unrestricted Subsidiaries, reflecting such assets, funds and transactions in financials statements separate and distinct from those of the Unrestricted Subsidiaries, and evidencing such assets, funds and transactions by appropriate entries in books and records separate and distinct from those of the Unrestricted Subsidiaries,

Landry’s Restaurants Credit Agreement

(vi) adequately capitalizing each Unrestricted Subsidiary in light of its business,

(vii) the Borrower and its Restricted Subsidiaries not maintaining any joint account with any Unrestricted Subsidiary or becoming liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Unrestricted Subsidiary,

(viii) the Borrower and its Restricted Subsidiaries not holding any of themselves out as having agreed to pay, or as being liable (primarily or secondarily) for, any obligations of any Unrestricted Subsidiary, and

(ix) conducting business from an office separate from those of the Unrestricted Subsidiaries (but which may be located in the same facility as the Unrestricted Subsidiaries), having stationery and other business forms separate from those of the Unrestricted Subsidiaries, holding itself out to the public as a legal entity separate and distinct from the Unrestricted Subsidiaries and observing all other corporate formalities appropriate to maintain their corporate existence separate and apart from the Unrestricted Subsidiaries so that in the event of a proceeding of any Unrestricted Subsidiary of the type referred to in the definition of “Bankruptcy Law” set forth in Section 1.01, a court properly presented with the facts would not grant an order substantively consolidating the assets and liabilities of the Borrower or any Restricted Subsidiary with those of any Unrestricted Subsidiary.

(r) Real Property Collateral. No later than 90 days after the Closing Date, deliver to the Administrative Agent, and cause each other Loan Party to deliver to the Administrative Agent,

(i) Deeds of trust, trust deeds and mortgages in substantially the form of Exhibit H hereto (with such changes as may be required to account for local law matters) and otherwise in form and substance satisfactory to the Collateral Agent, covering the Owned Real Properties (together with each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”), duly executed by the Borrower or such other appropriate Loan Party, together with:

(A) such evidence as may be reasonably required by the Administrative Agent that the Mortgages have been duly executed and delivered in form appropriate for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has received an amount sufficient to cover all filing and recording taxes and fees,

(B) copies of all the surveys currently in the possession of the Borrower and its Restricted Subsidiaries with respect to all Owned Real Properties (which surveys may include surveys delivered to the Administrative Agent in connection with the Closing Date), together with such other surveys as may be requested by the Administrative Agent in such form as is necessary to ensure that the Mortgages will be properly granted and perfected on the Owned Real Properties,

Landry’s Restaurants Credit Agreement

(C) evidence of the insurance required by the terms of the Mortgages, and

(D) such other consents, agreements and confirmations of third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(s) Capital Expenditures. Make capital expenditures for maintenance in the amount of no less than $10,000,000 in the aggregate for the Borrower and its Restricted Subsidiaries during each period of four consecutive fiscal quarters of the Borrower.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each of the Borrower and its Restricted Subsidiaries will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Restricted Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Restricted Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Restricted Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens for the Borrower and its Restricted Subsidiaries;

(iii) Liens existing on the date hereof and described on Schedule 4.01(u) hereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(B) at any time outstanding; and provided further that (A) in the case of any personal property, any such Lien shall attach

Landry’s Restaurants Credit Agreement

to such property concurrently with or within 20 days after the acquisition, construction or improvement thereof and (B) in the case of any real property, any such Lien shall attach to such property concurrently with or within 120 days after the acquisition, construction or improvement thereof;

(v) Liens arising in connection with Capitalized Leases of the Borrower permitted under Section 5.02(b)(iii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi) Liens existing on the property of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Lien was not created in contemplation of such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property, and (iii) the Debt secured thereby is permitted under Section 5.02(b)(iii)(H); and

(vii) so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing, other Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower securing Debt outstanding of the Borrower or any such Restricted Subsidiary in an aggregate principal amount not to exceed $5,000,000, provided that no such Liens shall extend to or cover any Collateral.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) in the case of the Borrower, Debt owed to a Restricted Subsidiary of the Borrower, which Debt shall be subject to the Lien of the Security Agreement and, if evidenced by promissory notes, shall constitute Pledged Debt and such promissory notes shall be in form and substance satisfactory to the Administrative Agent and shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement, and

(ii) in the case of any Restricted Subsidiary of the Borrower, Debt owed to the Borrower or to another Restricted Subsidiary of the Borrower, which Debt shall be subject to the Lien of the Security Agreement and, if evidenced by promissory notes, shall constitute Pledged Debt and such promissory notes shall be in form and substance satisfactory to the Administrative Agent and shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement; and

(iii) in the case of the Borrower and its Restricted Subsidiaries,

(A) Debt under the Loan Documents,

(B) so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred or is continuing, Debt secured by Liens permitted by Section 5.02(a)(iv) the aggregate amount of which, when aggregated with the aggregate amount of Capitalized Leases outstanding under clause (C) below, shall not exceed $35,000,000 at any time outstanding,

Landry’s Restaurants Credit Agreement

(C) Capitalized Leases the aggregate amount of which, when aggregated with the aggregate amount of Debt outstanding under clause (B) above, shall not exceed $35,000,000 at any time outstanding,

(D) the Senior Notes, any additional unsecured notes issued under the Senior Notes Indenture or a supplement thereto with the same terms as the Senior Notes (except for interest rates, which shall not exceed the then applicable market interest rate) in an aggregate amount not to exceed $50,000,000 (the “Additional Senior Notes”) and the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Senior Notes, the Additional Senior Notes and any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of any such extending, refunding or refinancing Debt shall not be above the principal amount of the Debt being extended, refunded or refinanced immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower and its Restricted Subsidiaries or the Lender Parties than the terms of any agreement or instrument governing the Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate, and provided still further that, the aggregate principal amount of the Senior Notes and the Additional Senior Notes (and any Debt extending, refunding or refinancing the Senior Notes and the Additional Senior Notes) shall not exceed $450,000,000 minus an amount equal to all principal payments made thereon,

(E) so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred or is continuing, unsecured Debt of any Person that becomes a Restricted Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(f) which Debt is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower),

(F) Debt in respect of Secured Hedge Agreements or unsecured Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice,

(G) so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing, Debt in respect of Permitted Liens,

(H) so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing or would result therefrom, secured Debt incurred or assumed in connection with acquisitions of any Person that

Landry’s Restaurants Credit Agreement

becomes a Restricted Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(f), which Debt is existing at the time such Person becomes a Restricted Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower), in an aggregate principal amount not to exceed $35,000,000 at any time outstanding,

(I) Off Balance Sheet Obligations of the Borrower and its Restricted Subsidiaries existing on the Closing Date and comprising a portion of the Surviving Debt and so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing, additional Off Balance Sheet Obligations of the Borrower and its Restricted Subsidiaries, provided that the aggregate amount of all Off Balance Sheet Obligations permitted under this clause (I) shall not exceed $35,000,000 at any time outstanding, and

(J) so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing, other secured and unsecured Debt of the Borrower in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

(c) Change in Nature of Business. Engage in, or permit any of its Restricted Subsidiaries to engage in, any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or permit any of its Restricted Subsidiaries to do so, except that:

(i) any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Restricted Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Restricted Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor; and

(ii) in connection with any acquisition permitted under Section 5.02(f), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Restricted Subsidiary of the Borrower and a Guarantor;

provided, however, that in each case, immediately before and after giving effect thereto, no Default under Section 6.01(a) or (f) and no Event of Default shall have occurred and be continuing.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

Landry’s Restaurants Credit Agreement

(ii) in a transaction authorized by Section 5.02(d);

(iii) sales, transfers or other dispositions of assets among the Borrower and its Restricted Subsidiaries that are Guarantors;

(iv) sales, transfers or other dispositions of assets in connection with a Sale-and-Leaseback Transaction permitted under Section 5.02(r); and

(v) the sale of any asset by the Borrower or any Restricted Subsidiary (other than a bulk sale of Inventory and a sale of Accounts other than delinquent accounts for collection purposes only) so long as (A) no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing or would occur after giving effect thereto, (B) the purchase price paid to the Borrower or such Restricted Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (C) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Restricted Subsidiary solely in cash and (D) the Borrower shall, on the date of receipt by the Borrower or any Restricted Subsidiary or any of their Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Sections 2.06(b) and 2.05, to the extent specified therein, it being understood and agreed that if at any time or from time to time, the aggregate amount of the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary or any of their Subsidiaries under this clause (v) exceeds $75,000,000, all such Net Cash Proceeds, until so applied to the Advances or reinvested as permitted under Section 2.06, shall be delivered to the Collateral Agent for deposit into a cash collateral account controlled by the Collateral Agent.

(f) Investments in Other Persons. Make or hold, or permit any of its Restricted Subsidiaries to make or hold, any Investment in any Person, except:

(i) Investments by the Borrower and its Restricted Subsidiaries in Cash Equivalents and in each other;

(ii) Investments existing on the date hereof and described on Schedule 4.01(x) hereto;

(iii) Investments consisting of intercompany Debt permitted under Section 5.02(b);

(iv) the Unrestricted Subsidiary Funding; provided that with respect to any Investment made pursuant to this clause (iv) since the date of this Agreement that is sold or otherwise liquidated for cash received by the Borrower and/or its Restricted Subsidiaries, the amount available for Investments pursuant to this clause (iv) shall be deemed increased by an amount equal to the lesser of (A) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (B) the initial amount of such Investment;

Landry’s Restaurants Credit Agreement

(v) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person (or a division or operating unit thereof) that, upon the consummation thereof, will be a Restricted Subsidiary (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this clause (v):

(A) any such newly created or acquired Restricted Subsidiary shall be a Loan Party and shall comply with the requirements of this Agreement;

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Restricted Subsidiaries in the ordinary course;

(C) such purchase or other acquisition shall not include or result in any Contingent Obligations that would reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Restricted Subsidiaries, taken as a whole (as determined in good faith by the Board of Directors (or the Persons performing similar functions) of the Borrower or such Restricted Subsidiary if the Board of Directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default under Section 6.01(a) or (f) and no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04 and the Administrative Agent shall have received reasonable projections demonstrating pro forma compliance with such covenants through 2010, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lender Parties as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (v) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(vi) Investments by the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 5.02(f) in any Unrestricted Subsidiary in an aggregate amount not to exceed an amount equal to $100,000,000; provided that, with respect to each Investment made pursuant to this clause (vi):

(A) such Investment shall not include or result in any Contingent Obligations that would reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole (as determined in good faith by the Board of

Landry’s Restaurants Credit Agreement

Directors (or Persons performing similar functions) of the Borrower or such Restricted Subsidiary if the Board of Directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(B) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Restricted Subsidiaries in connection with such Investment; and

(C) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default under Section 6.01(a) or (f) and no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the financial statements most recently delivered to the Administrative Agent and the Lender Parties as though such Investment had been consummated as of the first day of the fiscal period covered thereby;

provided, further, that with respect to any Investment made pursuant to this clause (vi) since the date of this Agreement that is sold or otherwise liquidated for cash received by the Borrower and/or its Restricted Subsidiaries, the amount available for Investments pursuant to this clause (vi) shall be deemed increased by an amount equal to the lesser of (1) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (2) the initial amount of such Investment;

(vii) Investments by the Borrower and its Restricted Subsidiaries in Hedge Agreements permitted under Section 5.02(b)(iii)(F);

(viii) Investments in shares of common stock of other Persons engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (viii) since the Closing Date, not to exceed 2.5% of the Consolidated Net Tangible Assets of the Borrower and its Restricted Subsidiaries as of the most recent quarter-end balance sheet date as determined, at the time of each such Investment, on the basis of the most recently available quarterly Consolidated financial statements of the Borrower; provided that the common stock of such Person is, at the time of such Investment, listed on a U.S. national securities exchange or quoted on the National Nasdaq Market;

(ix) Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries the aggregate amount of which, when aggregated with the aggregate amount of Restricted Payments made pursuant to Section 5.02(g)(ii)(B), shall not exceed the sum of $25,000,000 plus 50% of the cumulative Consolidated Adjusted Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one

Landry’s Restaurants Credit Agreement

accounting period) commencing with the fiscal quarter ended March 31, 2005 and ending on the date of the Borrower’s most recently ended fiscal quarter for which financial statements required to be delivered pursuant to Section 5.03(b) or (c) are available to the Administrative Agent at the time of any such Investment; and

(x) additional Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries the aggregate amount of which, when aggregated with the aggregate amount of Restricted Payments made pursuant to Section 5.02(g)(ii)(E), shall not exceed the lesser of (A) $50,000,000 and (B) the aggregate amount of the proceeds from the issuance of equity securities by the Borrower or any of its Restricted Subsidiaries in any public offering or private placement after the Closing Date.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (any of the foregoing, a “Restricted Payment”), or permit any of its Restricted Subsidiaries to do any of the foregoing, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that, (i) any Restricted Subsidiaries may make Restricted Payments to the Borrower and (ii) so long as no Default under Section 6.01(a) or (f) and no Event of Default has occurred and is continuing or would result therefrom, (A) the Borrower may declare and make cash dividends not exceeding $12,750,000 in the aggregate in any period of 12 consecutive months, (B) the Borrower may also make Restricted Payments in an aggregate amount which, when aggregated with the Investments made pursuant to Section 5.02(f)(ix), shall not exceed the sum of $25,000,000 plus 50% of the cumulative Consolidated Adjusted Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) commencing with the fiscal quarter ended March 31, 2005 and ending on the date of the Borrower’s most recently ended fiscal quarter for which financial statements required to be delivered pursuant to Section 5.03(b) or (c) are available to the Administrative Agent at the time of any such Restricted Payment, (C) the Borrower may also purchase or otherwise acquire for value shares of its common stock during the first year after the Closing Date, in amounts not to exceed $25,000,000 in the aggregate for such first year, so long as the cumulative Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the 12-month period ended on the last day of the then most recent fiscal quarter shall be no less than 95% of the cumulative Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the 12-month period ended on the last day of the most recent fiscal quarter prior to the Closing Date, (D) each of the Borrower and its Restricted Subsidiaries may also purchase or otherwise acquire for value its Equity Interests from time to time, in amounts not to exceed $25,000,000 in the aggregate for such purchases and acquisitions by the Borrower and its Restricted Subsidiaries, and (E) the Borrower may also make additional Restricted Payments in an aggregate amount which, when aggregated with the Investments made pursuant to Section 5.02(f)(x), shall not exceed the lesser of (1) $50,000,000 and (2) the aggregate amount of the proceeds from the issuance of equity securities by the Borrower or any of its Restricted Subsidiaries in any public offering or private placement after the Closing Date.

(h) Formation of Subsidiaries, etc. Form, own, acquire or invest in any Subsidiary after the date of this Agreement unless the terms and conditions of Sections 5.01(j) and 5.02(f) shall have been complied with.

Landry’s Restaurants Credit Agreement

(i) Amendments of Constitutive Documents, Etc. Amend, or permit any of its Restricted Subsidiaries to amend, (i) its certificate of incorporation or bylaws or other constitutive documents or (ii) any documents or instruments governing any Debt other than the Loan Documents, other than amendments that would not be reasonably expected to have a Material Adverse Effect or adversely affect the interests of the Lender Parties in any material respect.

(j) Accounting Changes. Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP, or (ii) Fiscal Year.

(k) Prepayments and Amendments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, or permit any of its Unrestricted Subsidiaries to do any of the foregoing, except (i) the prepayment of the Advances in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of the Senior Notes and the Surviving Debt and (iii) expenditures by Unrestricted Subsidiaries for the foregoing purposes in an amount not exceeding the aggregate Investments that have been made in the Unrestricted Subsidiaries pursuant to Section 5.02(f), or amend, modify or change in any manner any term or condition of the Senior Notes, the Senior Notes Indenture or any Surviving Debt.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any purchase money Debt permitted by Section 5.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (B) any Capitalized Lease permitted by Section 5.02(b)(iii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (C) any Debt outstanding on the date any Restricted Subsidiary of the Borrower becomes such a Restricted Subsidiary (so long as such agreement was not entered into solely in contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary of the Borrower), (D) pursuant to the terms of the Senior Notes Indenture as in effect as of the date hereof or (E) pursuant to the terms of any Surviving Debt.

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Restricted Subsidiaries to do so.

(n) Speculative Transactions. Engage, or permit any of its Restricted Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions other than transactions engaged in the ordinary course of business of the Borrower or any such Restricted Subsidiary, as the case may be, and reasonably related to the Borrower’s and its Restricted Subsidiaries’ permitted lines of business.

(o) [Intentionally Omitted]

(p) Payment Restrictions Affecting Restricted Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Restricted Subsidiary of the Borrower (whether through a covenant restricting

Landry’s Restaurants Credit Agreement

dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(q) Amendment, Etc., of Material Contracts. Except in the exercise of its reasonable business judgment, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of the Borrower or any of its Restricted Subsidiaries thereunder or that would impair the interest or rights of any Agent or any Lender Party, or permit any of its Restricted Subsidiaries to do any of the foregoing.

(r) Sales and Leasebacks. Enter into any arrangement with any Person (other than Restricted Subsidiaries of the Borrower) providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary (any such arrangement, a “Sale-and-Leaseback Transaction”), except:

(i) any Sale-and-Leaseback Transaction consummated with respect to any store created or acquired by the Borrower or any of its Restricted Subsidiaries after the Closing Date; and

(ii) Sale-and-Leaseback Transactions with respect to stores other than those described in clause (i) above in an aggregate amount not to exceed $100,000,000;

provided that in the cases of clause (ii) above, 50% of the Net Cash Proceeds of any such Sale-and-Leaseback Transaction shall be used to make prepayments under the Term Facility pursuant to Section 2.06(b)(i) and 50% of such Net Cash Proceeds shall be used solely for the business of the Borrower and its Restricted Subsidiaries.

(s) Use of Proceeds. Use the proceeds of any Advance for any purpose other than for purposes set forth in Section 2.14; or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, or (ii) to purchase or carry any Margin Stock in violation of this Agreement or Regulation U or to extend credit to others for that purpose.

(t) Re-Designation of a Restricted Subsidiary. Designate a Restricted Subsidiary as an Unrestricted Subsidiary.

(u) Designated Senior Debt. Designate any Debt other than the Debt in respect of the Obligations under the Loan Documents as “Designated Senior Debt” (or any comparable term) under any instrument, indenture, loan or credit or similar agreement evidencing any Debt that is subordinated to the Obligations under the Loan Documents.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding

Landry’s Restaurants Credit Agreement

or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:

(a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Restricted Subsidiaries, including therein Consolidated balance sheets of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Grant Thornton or other independent public accountants of recognized national standing acceptable to the Required Lenders (without a “going concern” or like qualification or exception and without any qualification or exception to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Restricted Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (iii) (A) a certificate of the Chief Financial Officer of the Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) a schedule in form satisfactory to the Administrative Agent of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Borrower and its Restricted Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of

Landry’s Restaurants Credit Agreement

said officer stating that no Event of Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d) Annual Budgets. As soon as available and in any event no later than the end of each Fiscal Year, updated budgets for the following Fiscal Year prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements.

(e) Litigation. Promptly after the commencement thereof, notice of all material actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting the Borrower or any of its Restricted Subsidiaries of the type described in Section 4.01(f).

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Restricted Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by the Borrower or any of its Restricted Subsidiaries under or pursuant to any Material Contract or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that would materially impair the value of the interests or the rights of the Borrower or any of its Restricted Subsidiaries or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Material Contract or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Material Contracts and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) [Intentionally Omitted].

(j) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

Landry’s Restaurants Credit Agreement

(ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Upon the reasonable request of the Administrative Agent or any Lender Party, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(k) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that would (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any material real property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(l) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(v), 4.01(w)(i) and 4.01(w)(ii) hereto, including an identification of all owned and leased real property disposed of by the Borrower or any of its Restricted Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state and record owner thereof and, in the case of leases of property, lessor and lessee thereof) of all real property acquired during such Fiscal Year and a description of such other changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete.

(m) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Restricted Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(n) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or properties of the Borrower or any of its Restricted Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain at all times a Leverage Ratio of not more than the amount set forth below during each period set forth below:

Period	Ratio
Prior to and including March 31, 2007	5.00:1.00
April 1, 2007 through March 31, 2008	4.75:1.00
After March 31, 2008	4.50:1.00

Landry’s Restaurants Credit Agreement

(b) Senior Leverage Ratio. Maintain at all times a Senior Leverage Ratio of not more than the amount set forth below during each period set forth below:

Period	Ratio
Prior to and including March 31, 2007	3.00:1.00
April 1, 2007 through March 31, 2008	2.75:1.00
After March 31, 2008	2.50:1.00

(c) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter of not less than 1.05:1.00, commencing with the fiscal quarter ended March 31, 2005.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (h), (i), (l) or (s), 5.02, 5.03 or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

Landry’s Restaurants Credit Agreement

(e) the Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Borrower or such Restricted Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 either individually or in the aggregate for the Borrower and all such Restricted Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) (i) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any of its Restricted Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company, covering full payment thereof (subject to customary deductibles and self-insurance retentions) and (y) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order or (ii) the Borrower and its Restricted Subsidiaries shall have expended (or shall have claims asserted against it for expenditures or) at least $10,000,000 in respect of Environmental Actions; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Restricted Subsidiaries that would be reasonably likely to have a Material Adverse Effect,

Landry’s Restaurants Credit Agreement

and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof); or

(k) a Change of Control shall occur; or

(l) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing; or

(m) a default giving rise to the right of a Hedge Bank to immediately terminate a Secured Hedge Agreement shall have occurred and be continuing at a time when an amount exceeding $5,000,000 would be owing by a Loan Party thereunder; or

(n) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000; or

(o) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000; or

(p) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

(q) any default by any Loan Party under any Material Contract shall have occurred and be continuing, the effect of which would be reasonably likely to have a Material Adverse Effect; or

(r) any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) or “Designated Senior Debt” (or any comparable term) under, and as defined in, any instrument, indenture, loan or credit or similar agreement evidencing any Debt that is subordinated to the Obligations;

Landry’s Restaurants Credit Agreement

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s office designated in such demand, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the L/C Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS, ETC.

SECTION 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender, Swing Line Bank (if applicable) and Issuing Bank (if applicable)) hereby appoints and authorizes each Agent and each Issuing Bank to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent or Issuing Bank by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent or Issuing Bank shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall

Landry’s Restaurants Credit Agreement

be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent or Issuing Bank shall be required to take any action that exposes such Agent or Issuing Bank to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any Issuing Bank nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Wachovia and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, if any, Wachovia shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Wachovia in its individual capacity. Wachovia and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Restricted Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Restricted Subsidiary, all as if Wachovia was not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Restricted Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender

Landry’s Restaurants Credit Agreement

Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Revolving Credit Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the aggregate unused portions of their respective Revolving Credit Commitments and Term Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to any Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall

Landry’s Restaurants Credit Agreement

survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower. Upon any such resignation, the Required Lenders, after consultation with the Borrower, shall have the right to appoint a successor Agent having a combined capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, after consultation with the Borrower, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letters of Credit Agreement and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.07, 2.08(b) and 8.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the

Landry’s Restaurants Credit Agreement

reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 8.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

SECTION 7.08. Collateral and Guaranty Matters. The Lender Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 8.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.

SECTION 7.09. Other Agents, Etc. None of the Lender Parties or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “bookrunner,” “joint bookrunner”, “arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lender Parties as such. Without limiting the foregoing, none of the Lender Parties or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 7.10. Appointment of Supplemental Collateral Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

Landry’s Restaurants Credit Agreement

(b) In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 8.04 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender or extend or increase the amount of the aggregate Commitments under any Facility without the written consent of Lenders having more than 51% of the sum of (i) the unused portion, if any, of the Commitments under such Facility plus (ii) the total outstanding amount of the Advances under such Facility, in each case, at such time;

(b) postpone any date scheduled for any payment of principal or interest under Section 2.04 or 2.07, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Advance or L/C Disbursement, or (subject to clause (iv) of the second proviso to this Section 8.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of

Landry’s Restaurants Credit Agreement

computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Advance or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) for purposes other than to reduce the rate of interest on any Advance or L/C Disbursement or to reduce any fee payable hereunder;

(d) change the order of application of any reduction in the Commitments or any prepayment of Advances between the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(a) and (b) respectively, in any manner that materially and adversely affects the Lenders under such Facilities or require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facility remains in effect without the written consent of Lenders having more than 51% of the sum of (i) the unused portion, if any, of the Commitments under such Facilities plus (ii) the total outstanding amount of the Advances under such Facilities, in each case, at such time;

(e) change any provision of this Section 8.01 without the written consent of each Lender, or change (i) the definition of (A) “Required Lenders” without the written consent of each Lender, (B) “Pro Rata Share” or “Required Revolving Credit Lenders”, without the written consent of each Revolving Credit Lender, (C) “Required Term Lenders” without the written consent of each Term Lender or (D) “Secured Obligations”, without the written consent of each Hedge Bank or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (except for the release of Collateral pursuant to Section 8.11);

(g) release any material Guarantor (except pursuant to the provisions hereof) from the applicable Guaranty, without the written consent of each Lender;

(h) as to any Facility, impose any greater restriction on the ability of any Lender under such Facility to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the sum of (i) the unused portion, if any, of the Commitments under such Facility plus (ii) the total outstanding amount of the Commitments under such Facility, in each case, at such time then in effect. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Disbursements shall be deemed to be held by such Lender;

(i) affect adversely the interests, rights or obligations of the Revolving Credit Lenders in a manner substantially different from the effect of such amendment, waiver or consent on the Term Lenders, unless consented to by the Required Revolving Credit Lenders, it being understood that any amendment, waiver or consent that has the effect of curing or waiving any Default and that contemplates a Borrowing in connection with such amendment, waiver or consent shall require the consent of the Required Revolving Credit Lenders;

(j) affect adversely the interests, rights or obligations of the Lenders under the Term Facility in a manner substantially different from the effect of such amendment, waiver or consent on the Revolving Credit Lenders, unless consented to by the Required Term Lenders; or

Landry’s Restaurants Credit Agreement

(k) change the description set forth in Section 2.06(b)(i) (or any related definition set forth in Section 1.01) of any event giving rise to a required prepayment under such Section without the consent of the Required Revolving Lenders and the Required Term Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks, in addition to the Lenders required above, affect the rights or duties of the Issuing Banks under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank, in addition to the Lenders required above, affect the rights or duties of the Swing Line Banks under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 8.07(k) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Advances (as defined below) to permit the refinancing of all outstanding Term Advances (“Refinanced Term Advances”) with a replacement term loan tranche hereunder which shall constitute Advances hereunder (“Replacement Term Advances”), provided that (i) the aggregate principal amount of such Replacement Term Advances shall not exceed the aggregate principal amount of such Refinanced Term Advances, (ii) the Applicable Margin for such Replacement Term Advances shall not be higher than the Applicable Margin for such Refinanced Term Advances, (iii) the weighted average life to maturity of such Replacement Term Advances shall not be shorter than the weighted average life to maturity of such Refinanced Term Advances at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Advances shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Advances than, those applicable to such Refinanced Term Advances, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Advances in effect immediately prior to such refinancing. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and the Defaulting Lender’s Commitment shall be disregarded for all purposes of determining whether the requisite consent has been achieved.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including fax or e-mail communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 1510 West Loop South, Houston, Texas 77027, Attention: Chief Administrative Officer and Chief Financial Officer; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Administrative Agent or the Collateral Agent, at its address at 201 South College Street, Charlotte Plaza 8th Floor, Charlotte, North Carolina 28288, Attention: Agency Services; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, faxed or E-mailed, be effective when deposited in the mails, transmitted by fax or E-mail, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by fax of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and/or the Agents to distribute communications, such as

Landry’s Restaurants Credit Agreement

financial statements and other information as provided in Section 5.03, and to distribute Loan Documents for execution by the parties thereto, and the Administrative Agent and the Agents shall not be responsible for any losses, costs, expenses and liabilities that may arise by reason of the use thereof, except for their own gross negligence or willful misconduct. The Administrative Agent and the Lender Parties shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent and each Lender Party from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with this Agreement, other than, with respect to any Agent or Lender Party, the losses, costs, expenses and liabilities that result from the gross negligence or willful misconduct of such Agent or Lender Party. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03. No Waiver; Remedies; Entire Agreement. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect hereto.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (and whether or not the Closing Date occurs) (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, arrangement, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent and the Collateral Agent with respect thereto, with respect to advising the Administrative Agent and the Collateral Agent as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto). The Borrower further agrees to pay any stamp or other taxes that may be payable in connection with the execution or delivery of any Loan Document.

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or

Landry’s Restaurants Credit Agreement

alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or actions taken in bad faith. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c) Each Loan Party also agree that, without the prior written consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against any Loan Party or any of its Subsidiaries or Affiliates in which such Indemnified Party is not named as a defendant, such Loan Party agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(e) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

Landry’s Restaurants Credit Agreement

(f) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Required Lenders, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Agent and each Lender Party agrees immediately to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Lender Parties.

SECTION 8.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days’ notice to such Lender and the Administrative Agent will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Acceptance, as of such “Trade Date”), but nothing contained in this Section 8.07 shall restrict any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Acceptance, as of such “Trade Date”) shall in no event be less than $2,500,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) (provided that in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with such minimum

Landry’s Restaurants Credit Agreement

amount of assignment) under the Revolving Credit Facility for which a Commitment is being assigned (it being understood that an assignment under the Term Facility shall not be subject to any requirement for a minimum amount), (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, such assignment shall be approved by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower (in each case such approvals not to be unreasonably withheld or delayed), provided that, in any event, any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the Issuing Banks and the Swing Line Banks, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (vii) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (viii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee; provided, further, however, that only one such fee shall be payable in connection with simultaneous assignments by or to two or more related Approved Funds.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, Swing Line Bank or Issuing Bank, as the case may be, hereunder and (ii) the Lender, Swing Line Bank or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s, Swing Line Bank’s or Issuing Bank’s rights and obligations under this Agreement, such Lender, Swing Line Bank or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning

Landry’s Restaurants Credit Agreement

Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, Swing Line Bank or Issuing Bank, as the case may be.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and, as agent for the Borrower solely for such purpose, a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (which shall be marked “Amended and Restated”) an amended and restated Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, an amended and restated Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such amended and restated Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

(f) Each Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

Landry’s Restaurants Credit Agreement

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any representative of, such holders, provided, that unless and until such holder, trustee or representative actually becomes a Lender in compliance with the other provisions of this Section 8.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such holder, trustee or representative shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such holder, trustee or representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the

Landry’s Restaurants Credit Agreement

benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Bank shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by fax of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to any pledgees under Section 8.07(j) and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority)

Landry’s Restaurants Credit Agreement

regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 8.11. Release of Collateral, Etc. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. The Administrative Agent on behalf of the Lender Parties will release any Guarantor from its obligations under the Guaranty if such Guarantor ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement and will, at the Borrower’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence such release.

SECTION 8.12. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 8.13. Jurisdiction, Etc. (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR

Landry’s Restaurants Credit Agreement

RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 8.14. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.15. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE GUARANTORS, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[Remainder of Page Intentionally Left Blank]

Landry’s Restaurants Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LANDRY’S RESTAURANTS, INC.

By
Title:

Landry’s Restaurants Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Lender, Initial Issuing Bank and Initial Swing Line Bank

By
Title:

Landry’s Restaurants Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent, Existing Issuing Bank and Lender

By
Title:

Landry’s Restaurants Credit Agreement

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By
Title:

By
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By
Title:

Landry’s Restaurants Credit Agreement

THE BANK OF NOVA SCOTIA, as Documentation Agent and Lender

By
Title:

Landry’s Restaurants Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as Documentation Agent and Lender

By
Title:

Landry’s Restaurants Credit Agreement

Initial Lenders

[NAME OF LENDER]

By
Title:

Landry’s Restaurants Credit Agreement